Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (Agreement) is entered into as of April 2, 2026, and made effective as of April 1, 2026 (Effective Date) between Freenome Limited, a private limited company incorporated under the laws of England and Wales, with its principal place of business at Medicity - D6 Building, 1 Thane Road, Nottingham, England NG90 6BH (Freenome), and Biodesix, Inc., a company incorporated in Delaware, with its principal place of business at 919 W. Dillon Rd., Louisville, Colorado 80027 (Biodesix). Freenome and Biodesix are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, simultaneous with the execution of this Agreement, the Parties are entering into a License Agreement (License Agreement) pursuant to which Freenome is granting Biodesix an exclusive license under certain intellectual property rights controlled by Freenome to develop and commercialize certain Collaboration Tests (as defined below), on the terms and conditions set forth in this Agreement;

WHEREAS, the Parties previously entered into, among other things, that certain Supply Agreement, entered into by Biodesix and Oncimmune Limited (Oncimmune) (which was acquired by Freenome), dated October 31, 2019, as amended from time to time (2019 Supply Agreement) and Interim Agreement dated March 26, 2025, as amended by the First Amendment to the Interim Agreement dated June 30, 2025, the Second Amendment dated July 31, 2025, the Third Amendment dated August 31, 2025, the Fourth Amendment dated September 30, 2025, the Fifth Amendment, dated October 31, 2025, the Sixth Amendment, dated December 31, 2025 and the Seventh Amendment, dated February 28, 2026 (Interim Agreement), pursuant to which Freenome has been supplying certain coated plates and other reagents;

WHEREAS, pursuant to sections 2.1 and 4.2 of the License Agreement, the Parties desire to enter into this Agreement for the continued manufacture and supply of certain coated plates and other reagents, constituting Collaboration Products, in the Field in the Territory; and

WHEREAS, the Parties intend that this Agreement, together with the License Agreement, restate, supersede and replace in their entirety the 2019 Transaction Agreements (as defined in the Licensed Agreement) and the Interim Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

Definitions

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below. Capitalized terms used in this Agreement but not defined herein shall have the respective meanings set forth in the License Agreement.

1.1.
“Additional Product” means, on an Additional Test-by-Additional Test basis, any proprietary materials, consumables or devices necessary for the performance of such Additional Test by Biodesix, as agreed on by the Parties from time to time.
1.2.
“Applicable Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental authority or Regulatory Authority within the applicable jurisdiction, which includes, with respect to all manufacturing and supply activities, the jurisdiction of manufacture, including ISO 13485.
1.3.
“Collaboration Products” means (a) the Initial Product, and (b) each Additional Product.
1.4.
“Damages” means all losses, costs, claims, damages, judgments, liabilities, and expenses (including reasonable attorneys’ fees and other reasonable and documented out-of-pocket costs in connection therewith).
1.5.
“Delivery Date” means that date agreed upon by the Parties on which Freenome delivers the Collaboration Product ordered by Biodesix to the Biodesix-designated carrier consistent with the terms of section 4.1 (Delivery) and section 4.2 (Title and Risk of Loss).
1.6.
“Facility” means Freenome’s facility located at Medicity - D6 Building, 1 Thane Road, Nottingham, England NG90 6BH; or such other facility as agreed by the Parties in writing in advance of any use of such other facility for any Manufacturing activities under this Agreement.
1.7.
“Facility Approval” means all Regulatory Approvals necessary for Collaboration Product to be Manufactured by Freenome at the Facility for importation into the Territory and use in the Collaboration Tests.
1.8.
“Initial Product” means, [***].
1.9.
“Initial Test” means [***] .
1.10.
“Manufacture” or “Manufacturing” means all activities related to the manufacturing, production, preparing, quality control, testing, packaging and storing of a Collaboration Product.
1.11.
“Restricted Subcontractor” means any Person that (a) is listed on, or owned or controlled by any Person listed on, any sanctions or restricted party list maintained by the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List), the United Nations or any other relevant governmental authority, (b) is located, organized or resident in a country or territory that is itself the subject of economic sanctions or trade embargoes imposed by any of the foregoing authorities; (c) has been convicted of, or is under investigation for, fraud, corruption, bribery, money laundering, human rights abuses or similar misconduct; (d) fails to maintain reasonable and customary compliance policies and procedures designed to ensure compliance with Applicable Law, including anti-corruption, anti-money laundering, data protection and trade compliance laws; or (e) is otherwise reasonably determined by Biodesix, in good faith, to pose a material legal, regulatory, reputational or security risk to Biodesix or its Affiliates.
1.12.
“Specifications” means, with respect to each Collaboration Product, the specifications, procedures, requirements, standards, inter- and intra- lot stability, quality control testing and other data applicable to the design, composition, Manufacture, packaging, and/or quality control of such Collaboration Product, as set forth in Schedule 1.8 (Specifications) with respect to the Initial Product or as determined by mutual consent of the Parties in accordance with section 2.1.2 (Manufacture and Supply) with respect to any Additional Product, and in each case as modified from time to time in writing in accordance with section 6.9 (Approval for Manufacturing Change) or section 6.10 (Changes Required by ISO 13485, Regulatory Authorities or Biodesix) or as otherwise mutually agreed upon in writing by the Parties.
1.13.
“Supply Failure” means, [***].
1.14.
“Third-Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party.
1.15.
Additional Definitions. Each of the following terms is defined in the body of this Agreement as indicated below:

Defined Term	Section
2019 Supply Agreement	Preamble
Agreement	Preamble
Auditor	7.7.2
Binding Period	3.1
Biodesix	Preamble
Biodesix Indemnitees	9.2
Change	6.9
Claims	8.2.5
Cure Period	9.2
Defective Product	5.1
Effective Date	Preamble
Electronic Delivery	10.12
Exception Notice	5.1
Existing Subcontractors	2.2
Freenome	Preamble
Freenome Indemnitees	9.1
Implementation Plan	6.10.2
Indemnified Party	9.3.1
Indemnifying Party	9.3.1
Interim Agreement	Preamble
Latent Defects	5.1
License Agreement	Preamble
Oncimmune	Preamble
Order Number	3.2.2
Party or Parties	Preamble
Permitted Subcontractor	2.2
Product Requirements	8.2.2
Purchase Order	3.2.1
Purchase Price	7.1
Quality Agreement	6.8
Recall	6.7
Rejection Event	9.4
Review Period	5.1
Rolling Forecast	3.1
Supply Shortage	2.3
Term	9.1

Article 2

MANUFACTURE AND SUPPLY OF COLLABORATION PRODUCTS
2.1.
Manufacture and Supply.
2.1.1
During the Term and pursuant to the terms of this Agreement, Biodesix may purchase from Freenome, and Freenome shall supply to Biodesix, quantities of Collaboration Products for use in Biodesix’s Development and Commercialization of Collaboration Tests for blood-based autoantibody testing of patients for indeterminate pulmonary nodules risk stratification. Biodesix shall not, and shall not allow any personnel, Affiliate or any other person on its behalf to, copy, reverse engineer, disassemble, decompile, or modify the Collaboration Products.
2.1.2
As of the Effective Date, Collaboration Products consist of the Initial Product. If the Parties agree to include one or more New Diagnostics as Additional Tests under the License Agreement, then on an Additional Test-by-Additional Test basis, the Parties shall discuss and agree to include any applicable Additional Product with respect to such Additional Test under this Agreement, including the initial Purchase Price and the Specifications applicable to such Additional Product. Upon agreement of the Parties with respect to any Additional Products to be supplied under this Agreement, the Parties shall execute an amendment to this Agreement to include the terms specific to such Additional Products.
2.2.
Subcontractors. Biodesix acknowledge and agrees that prior to the Effective Date, Freenome has engaged the subcontractors for certain Manufacturing and supply activities with respect to Initial Products set forth on Schedule 2.2 (Existing Subcontractors), and Freenome intends to use subcontractors, including the Existing Subcontractors, to perform certain Manufacturing and supply activities with respect to the Collaboration Products under this Agreement. If Freenome seeks to engage a subcontractor other than the Existing Subcontractors for the Manufacture and supply of Collaboration Products, it may do so only after prior consultation with Biodesix sufficient to allow Biodesix to address any regulatory matters that may be implicated by such change (Permitted Subcontractor); provided that Freenome shall not have the right to engage any Restricted Subcontractor without the prior written consent of Biodesix. The Existing Subcontractors shall be deemed Permitted Subcontractors. Freenome shall (a) oversee the performance of any subcontracted activities in a manner that would be reasonably expected to result in their successful and timely completion, (b) remain responsible for the performance of any such subcontracted activities in accordance with this Agreement, and (c) remain liable as primary obligor to Biodesix for the acts or omissions of its Permitted Subcontractors. Any agreement with a Permitted Subcontractor entered into after the Effective Date shall be consistent with this Agreement, and shall include audit and inspection rights in favor of Biodesix consistent with the audit and inspection rights included in this Agreement and the Quality Agreement. If any agreement with an Existing Subcontractor does not include such audit and inspection or similar provisions, Freenome agrees that, upon request of Biodesix, Freenome shall exercise any audit or inspection or similar rights available under such agreement on Biodesix’s behalf and at Biodesix’s direction in satisfaction of its obligations under this Agreement and the Quality Agreement.
2.3.
Capacity. During the term of this Agreement, Freenome shall, either by itself or through an Affiliate or Permitted Subcontractor, maintain capacity adequate to fulfil the Binding Period of each Rolling Forecast. Freenome will have in place business continuity measures, for example dual-site manufacturing and disaster management processes, to mitigate as far as practicably possible any supply chain disruption, Supply Shortage or Supply Failure of the Collaboration Products. The Parties shall discuss in good faith Biodesix’s estimated requirements for Collaboration Products for a period of not less than [***], and endeavor in good faith to identify any actual or anticipated supply shortages as soon as reasonably practicable. If Freenome becomes aware of any anticipated or actual shortages of Collaboration Products that would, or could reasonably be anticipated to, limit Freenome’s ability to fulfil any accepted Purchase Orders (Supply Shortage), Freenome shall immediately notify Biodesix of such Supply Shortage, and the Parties shall discuss in good faith steps necessary to mitigate such Supply Shortage. If such Supply Shortage constitutes a Supply Failure, the terms of section 3.3 (Supply Failure) shall apply.
Article 3

OrDERING
3.1.
Forecasting. Biodesix shall provide Freenome with a rolling [***] forecast of Biodesix’s good faith estimate of the amount of Collaboration Products that Biodesix plans to order in each of the following [***] (Rolling Forecast). The first (1st) [***] of each Rolling Forecast would be a binding commitment on Biodesix to order, and a binding commitment on Freenome to supply, in accordance with the Delivery Date, the amount of Collaboration Products set forth in such Rolling Forecast (Binding Period). Rolling Forecasts shall be delivered on or before the last Business Day of each [***]. The initial order after the Effective Date of this Agreement shall be consistent with the forecast in effect under the Interim Agreement.
3.2.
Issuance and Acceptance of Purchase Orders.
3.2.1
No later than [***] Business Day before the beginning of each calendar month during the Term, Biodesix shall send Freenome a purchase order (Purchase Order) for that calendar month for required Collaboration Products, if any, consistent with the Binding Period of the Rolling Forecast; provided that any Purchase Order for a quantity of Collaboration Products that does not exceed the number of Collaboration Products forecasted for such Calendar Quarter in the immediately preceding Rolling Forecast by more than [***] Collaboration Products shall be deemed consistent with the Binding Period of the Rolling Forecast. Each Purchase Order shall: (i) be given in writing (ii) state a unique Purchase Order number, (iii) specify quantity, description and part number, desired delivery location, and desired Delivery Date to Biodesix of each Collaboration Product ordered and (iv) be delivered to Freenome by electronic mail at [***].
3.2.2
Within [***] Business Days of receipt of a valid Purchase Order made in accordance with this Article 3 Freenome shall notify Biodesix in writing of its acceptance or rejection of the Purchase Order, and if rejected, accompanied by its reasons for rejection; provided, that, subject to the provisions of this Agreement, Freenome shall not be permitted to reject any Purchase Order that is for quantities of Collaboration Product less than or equal to [***] of the amount identified in the Rolling Forecast for the applicable Binding Period or otherwise consistent with the first sentence of subsection 3.2.1 above. If Freenome has not rejected a Purchase Order in writing within [***] Business Days of the date of such Purchase Order, such Purchase Order shall be deemed accepted by Freenome. Freenome shall use commercially reasonable efforts to fulfill any Purchase Order for Collaboration Product quantities in excess of the forecast identified in the Binding Period. Promptly upon acceptance of each Purchase Order, Freenome shall (A) assign an order number to each Purchase Order received from Biodesix (Order Number), (B) notify Biodesix in writing of the assigned Order Number and (C) confirm the agreed-upon Delivery Date. Freenome shall Manufacture and deliver to Biodesix (or its designee) the quantity of Collaboration Products, Manufactured for the Territory in accordance with the Specifications, this Agreement and the Quality Agreement.
3.2.3
Each Party shall use the relevant Order Number in all subsequent correspondence relating to the Purchase Order.

3.2.4
This Agreement sets forth the exclusive contract terms between the Parties for, and shall apply to, all orders of Collaboration Products. Any terms in any Purchase Order, invoice or other notice submitted by either Party to the other Party that are different from or additional to the provisions hereof shall be null and void, notwithstanding Freenome’s delivery of, and Biodesix’s acceptance of, Collaboration Products under any Purchase Order, invoice or other notice containing such terms.
3.2.5
Within [***] Business Days of placing any Purchase Order, Biodesix may amend or cancel such Purchase Order by providing written notice to Freenome, provided, that Biodesix shall not reduce or cancel the quantity of Collaboration Products ordered in a Purchase Order to be lower than the quantity set forth in the applicable Binding Period of the most recent Rolling Forecast. If Biodesix reduces or cancels the quantity of Collaboration Products ordered in a Purchase Order, Biodesix’s obligation to pay Freenome under Article 7 (Purchase Price) with respect to such reduced or cancelled amount shall be limited to such costs that (a) are reasonably incurred by Freenome in fulfilling such Purchase Order prior to such amendment or cancellation by Biodesix, and (b) cannot reasonably be repurposed to the fulfillment of other manufacturing activities conducted by Freenome, or the fulfillment of future Purchase Orders to be placed by Biodesix.
3.3.
Supply Failure. Freenome shall use commercially reasonable efforts to prevent a Supply Failure. Freenome shall promptly (and in any event within [***]) notify Biodesix in writing if at any time Freenome reasonably determines, in consultation with Biodesix, that a Supply Failure has occurred or is reasonably likely to occur. In the case of a Supply Failure caused in whole or in material part by, or within the reasonable control of, Freenome with respect to a particular Collaboration Product, (a) Freenome shall (i) fulfill Purchase Orders with such quantities of conforming Collaboration Product as are available, (ii) use its commercially reasonable efforts to remedy the Supply Failure and (iii) resume supplying conforming Collaboration Product, as soon as reasonably possible. During the pendency of any Supply Failure caused in whole or in material part by, or within the reasonable control of, Freenome with respect to a particular Collaboration Product, Biodesix shall be relieved from its obligations under this Agreement or the License Agreement to (A) purchase any quantities of the applicable Collaboration Product subject to any outstanding Purchase Orders, (ii) submit any further Purchase Orders and (iii) if such Supply Failure is with respect to the Initial Products, and Biodesix is unable to meet the applicable Minimum Annual Volume set out in subsection 5.1.2 (Minimum Annual Volume) of the License Agreement due to that Supply Failure, then application of the Minimum Annual Volume shall immediately be suspended. [***]. For the purposes of this section 3.3 (Supply Failure), any acts or failures by any Freenome subcontractor performing activities under this Agreement shall be considered within the reasonable control of Freenome.
Article 4

Delivery
4.1.
Delivery.
4.1.1
Biodesix shall choose a commercially reasonable method of freight shipment and carrier for Collaboration Products. All Collaboration Products shall be shipped FCA Incoterms 2020 Freenome’s or its applicable manufacturer’s facility, Unit 2C, Antim Technology Park, Antrim, Co. Antrim, BT41 1QS Northern Ireland (or such other address as Freenome may notify Biodesix of in writing from time to time) with Collaboration Products expiry dates being no less than [***] after the applicable Delivery Date. Freenome shall pack Collaboration Product in such a manner as to reasonably prevent damage and maintain specified thermal conditions of the Collaboration Product while the Collaboration Product is in-transit to Biodesix. Freenome shall use Commercially Reasonable Efforts to deliver all Collaboration Product within [***].

4.1.2
Each delivery of Collaboration Product shall be accompanied by a line item delivery note from Freenome showing the Order Number, Purchase Order Number, Collaboration Product lot numbers, Collaboration Product expiration dates, the date of the Purchase Order, the description, quantity and Freenome’s part number of the Collaboration Products included in the Purchase Order.
4.2.
Title and Risk of Loss. Title to, and risk of loss of, the Collaboration Products will pass to Biodesix when the Collaboration Products are loaded with the Biodesix designated carrier at the Freenome Facility or the facility of its applicable manufacturer in accordance with section 4.1 (Delivery).
4.3.
Storage and Packaging. Freenome shall store, package, label and prepare shipment of all Collaboration Products according to the Specifications for the Collaboration Product and the Quality Agreement, including by using storage or shipping containers described in the Specifications and the Quality Agreement.
Article 5

Defective Product
5.1.
Testing; Rejection. No later than [***] Business Days after receipt of a delivery of Collaboration Products (Review Period), Biodesix or its designee shall inspect whether such delivered Collaboration Product conforms to Specifications and otherwise meets Product Requirements set forth in section 8.2.2. Collaboration Product failing to conform to Specifications or otherwise failing to meet the Product Requirements set forth in section 8.2.2 (Defective Product) may be rejected by Biodesix by (a) providing written notice to Freenome (Exception Notice) that a such Collaboration Product is Defective Product (i) during the Review Period, or (ii) within [***] Business Days of discovery of defects with respect to defects that existed at the time of delivery of such Collaboration Products to Biodesix and were not discovered or discoverable in the exercise of reasonable care (Latent Defects), and (b) providing a sample of the alleged Defective Product to Freenome, if requested. Biodesix shall cooperate with Freenome to conduct, at [***] cost, a mutually acceptable investigation to determine whether or not such delivered Collaboration Product is Defective Product and to determine the root cause of any Defective Product. Freenome shall share the full results of such investigation with Biodesix. If any such investigation or the independent third party described in section 5.2 (Resolution of Disagreements Regarding Defective Product) concludes that such Collaboration Product is Defective Product, then: (x) section 5.3 (Defective Manufacturing) shall apply and (y) such quantity of Collaboration Product shall be deemed to have never been delivered under section 4.1 (Delivery) (including for the purposes of determining the occurrence of Supply Failure), and section 3.3 (Supply Failure) shall apply.
5.2.
Resolution of Disagreements Regarding Defective Product. If the Parties disagree as to whether any Collaboration Product is Defective Product, and such disagreement is not resolved within [***] days of the delivery of the Exception Notice date, the Parties shall cause a mutually acceptable independent third party to review records, to review test data, and to perform comparative tests or analyses on samples of the alleged Defective Product. The independent party’s results as to whether or not Collaboration Product is Defective Product and the cause of any nonconformity shall be final and binding absent a determination of fraud or bias under section 11.6 of the License Agreement (Governing Law; Dispute Resolution; Jurisdiction). Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by Freenome if such Collaboration Product is Defective Product, and by Biodesix in all other circumstances. Freenome shall notify Biodesix in writing of all Defective Product investigations executed by Freenome, as well as final investigation outcome and conclusions.
5.3.
Defective Manufacturing. Freenome shall replace, at Freenome’s cost, all Defective Product with another delivery of conforming Collaboration Product no later than [***] days after the determination that such Collaboration Product is determined to be Defective Product. If Freenome fails to produce and deliver conforming Collaboration Product within such [***]-day period, then, at Biodesix’s option, Freenome shall either (a) replace at Freenome’s cost, the applicable Defective Product with another delivery of conforming Collaboration Product within [***] days, or (b) refund any payments made by Biodesix for such Defective Product, inclusive of any taxes and duties paid by Biodesix for such Defective Product. All replacement Collaboration Product shall be delivered to Biodesix in accordance with section 4.1 (Delivery).
Article 6

COMPLIANCE; QUALITY; SPECIFICATIONS
6.1.
Compliance with Applicable Laws. Freenome shall maintain each Facility in accordance with all Applicable Laws and in such condition as will allow Freenome to Manufacture the Collaboration Product in accordance with the terms of this Agreement, the Specifications and the applicable Quality Agreement. Freenome shall Manufacture the Collaboration Product under this Agreement in accordance with the Specifications, ISO 13485, any requirements of the Regulatory Authorities in the Territory, and all other Applicable Laws.
6.2.
Manufacturing Site. Freenome shall perform all Manufacture of the Collaboration Product at the Facility or the facilities of its contract manufacturer and shall be the manufacturer of record of all Collaboration Products. Freenome shall obtain and maintain all approvals, licenses, registrations or authorizations of any federal, or local regulatory agency, department, bureau or other governmental entity that are required to perform its obligations under this Agreement, including each Facility Approval.
6.3.
Regulatory Inspections. Freenome shall facilitate on-site inspections of the Facility requested and conducted by Regulatory Authorities. Freenome shall promptly, but in no event more than [***] Business Days after any contacts or inquiries by the Regulatory Authorities, notify Biodesix according to the applicable Quality Agreement provisions of such contacts or inquiries, including the commencement of inspections, sample requests, and written correspondence and its result, related to the Collaboration Product, as further defined in the applicable Quality Agreement. Biodesix shall have the right, as detailed in section 6.5 (Communications) below, to review and assist in preparing any response or other correspondence related to the Collaboration Product to any Regulatory Authority.
6.4.
Regulatory Reporting Obligations. With respect to all Freenome activities related to the Collaboration Product, upon Biodesix’s request, Freenome shall provide all information owned or controlled by Freenome that is specifically related to the Collaboration Product to assist Biodesix in meeting its applicable reporting obligations required under Applicable Laws, and, if applicable, perform any actions required by any applicable Regulatory Authority. Upon Biodesix’s request, Freenome shall reasonably assist Biodesix in meeting its applicable reporting and filing obligations required under Applicable Laws for the Collaboration Product Manufactured by Freenome under this Agreement.
6.5.
Communications. Freenome shall supply Biodesix with a copy of all communications with Regulatory Authorities related to the Collaboration Product within [***] Business Days of receipt. If Biodesix has time-sensitive inquiries regarding a regulatory matter related to the Collaboration Product, Freenome shall answer such inquiries within [***] Business Days of delivery of such inquiry. To the extent permitted by Applicable Laws, Freenome shall permit Biodesix to review in advance and comment on any proposed communication by Freenome to any Regulatory Authority relating to the matters that are the subject of this Agreement. Within [***] Business Days following any meeting between Freenome and any Regulatory Authority that relates to any Collaboration Product, Freenome shall provide to Biodesix a reasonably detailed summary of such meeting. The Parties shall coordinate and cooperate fully with each other in exchanging such relevant information and providing such assistance as the other Party may reasonably request in connection with the foregoing.
6.6.
Biodesix Facility Audits. During the Term, Biodesix’s representatives shall be granted access upon at least [***] days’ prior written notice, at reasonable times during regular business hours, to (a) the portion of the Facility where Freenome Manufactures, ships, receives or stores the Collaboration Product, or any part thereof (b) relevant personnel involved in the Manufacturing of the Collaboration Product, and (c) Manufacturing records held on-site at the Facility, in each case solely for the purpose of verifying that Freenome is Manufacturing in accordance with ISO 13485, Applicable Laws, and the Specifications. Biodesix may not conduct an audit under this section more than [***] during any [***]-month period; provided that additional inspections may be conducted by or on behalf of Biodesix in the event there is a material quality or compliance issue concerning Collaboration Product or its Manufacturing or to measure remediation following an audit by either Biodesix or a Regulatory Authority that resulted in a finding of deficiency. Audits shall be designed to minimize disruption of operations at the Facility. Biodesix’s representatives who are not employees of Biodesix shall be required to sign Freenome’s standard visitor confidentiality agreement prior to being allowed access to the Facility. Such Biodesix representatives shall comply with the Facility’s rules and regulations that are made known to Biodesix.
6.7.
Recall. If a Regulatory Authority orders or requires the recall of any Collaboration Product supplied hereunder or if either Freenome or Biodesix believes a recall, field alert, Product withdrawal or field correction (Recall) may be necessary with respect to any Collaboration Product supplied under this Agreement, the Party receiving the notice from the Regulatory Authority or that holds such belief shall, within [***] hours after receiving such notice or forming such belief, notify the other Party in writing. With respect to any Recall, Freenome shall provide all necessary cooperation and assistance to Biodesix. Biodesix shall provide Freenome with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comments from Freenome. The cost of any Recall shall be borne by [***].
6.8.
Quality Agreement. Within [***] days after the Effective Date, the Parties shall negotiate in good faith and enter into a quality agreement, on Biodesix’s standard template or such other template agreed to by the Parties (Quality Agreement), with respect to (a) the quality of the Collaboration Product; (b) the quality of the Manufacturing, packaging, labeling, and delivery of the Collaboration Product, including the release of Collaboration Product; and (c) the procedures and timeframes for compliance with all Applicable Laws, and Freenome’s compliance with Biodesix’s policies pertaining to regulatory reporting and related activities. The Quality Agreement shall in no way determine liability or financial responsibility of the Parties for the responsibilities set forth therein. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with ISO 13485, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.
6.9.
Approval for Manufacturing Change. Freenome shall not implement, and shall not allow any Permitted Subcontractors to implement, without Biodesix’s prior written consent, any change to any Specifications of the Collaboration Products (Change) that may have an impact on the validation status, Regulatory Filing requirements, Regulatory Approval, Reimbursement Approval, or the product identity, strength, quality, accuracy, purity, potency, safety or effectiveness of the Collaboration Product or the Collaboration Test. Subject to the foregoing, Freenome shall not implement any Change without providing commercially reasonable advance notice to Biodesix reasonably sufficient to assess any impact and adjust to such Change.

6.10.
Changes Required by ISO 13485, Regulatory Authorities, or Biodesix. Except as otherwise expressly set forth in the applicable Quality Agreement, in the event that ISO 13485, a Regulatory Authority, Applicable Laws, or any other regulatory or legal authority requires, or Biodesix requests, a Change, Freenome shall accommodate such requirements or requests, subject to the following:
6.10.1
Biodesix shall promptly notify Freenome in writing of the required or requested Changes, and provide information reasonably necessary for Freenome to evaluate the effect of such Changes, and Freenome shall promptly advise Biodesix as to any (i) additional equipment required, modifications to the Facility or equipment, or additional equipment, and the Facility qualification and validation requirements; (ii) manufacturing process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling or Collaboration Product delivery schedule; (v) other impacts on the Facility or Freenome’s ability to Manufacture Collaboration Products in the Facility, if any, in each case which may result from such Changes; and (vi) the costs associated with implementing the Changes including those incurred under (i) through (v) above. The notification and formal approval procedure of such Changes shall be in accordance with the applicable Quality Agreement. The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate.
6.10.2
Prior to implementation of any such Changes, Freenome shall provide Biodesix with an estimated plan of the implementation of any such Changes, including, but not limited to for (i) process and analytical development; (ii) equipment or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, the Facility, equipment, and system modifications or changes; (v) additional stability testing; (vi) preparing submissions to Regulatory Authorities, and (vii) any anticipated adjustment to the Purchase Price of the affected Collaboration Product beyond that allowed under section 7.2 (Purchase Price Adjustment) (collectively, the “Implementation Plan”). Following review, and approval of such Implementation Plan by both Parties, Freenome shall commence implementation of such Changes; and
6.10.3
During any such implementation, Freenome shall provide Biodesix with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Laws, Freenome shall perform the activities described in the Implementation Plan in accordance with the timeline and budget described therein. Freenome shall promptly provide written notice to Biodesix if Freenome becomes aware of any cause that may create delay with the implementation of Changes. Following any such notice, both Parties shall discuss an amendment of the Implementation Plan.
Article 7

PURCHASE Price
7.1.
Purchase Price. The purchase price of each Collaboration Product (Purchase Price) shall be (a) with respect to the Initial Product as of the Effective Date, [***] per unit (excluding packaging and shipping costs, which will be invoiced separately), and (b) with respect to each Additional Product, determined by mutual agreement of the Parties in accordance with section 2.1.2 (Additional Products).
7.2.
Purchase Price Adjustment. Other than due to Changes, the Purchase Price of each Collaboration Product may be adjusted no more than [***] to reflect any increase or decrease in Freenome’s out-of-pocket manufacturing costs for such Collaboration Product, provided that (a) in no event would the Purchase Price of the Initial Product increase within [***] of the Effective Date; (b) in no event would the Purchase Price of any Additional Product increase within [***] of such Additional Product being included under this Agreement under section 2.1.2 (Additional Products); and (c) in no event would the Purchase

Price of any Collaboration Product increase by more than [***] in any Calendar Year. The adjusted Purchase Price shall apply to all Purchase Orders issued by Biodesix after the date of written notice of such adjustment to Biodesix.
7.3.
Invoice. Freenome shall invoice Biodesix for each Purchase Order upon Delivery of the applicable Collaboration Product to Biodesix. Each invoice shall quote the relevant Order Numbers.
7.4.
Payment. Biodesix shall pay all undisputed invoiced amounts within [***] days of the date of receipt of invoice. All payments hereunder shall be payable in US Dollars. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the receiving Party, unless otherwise specified in writing by the receiving Party.
7.5.
Taxes; Withholding.
7.5.1
Generally. Each Party shall pay any and all income taxes levied on account of all payments it receives under or pursuant to this Agreement, except as otherwise provided in this section 7.5 (Taxes; Withholding).
7.5.2
Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding shall: (i) deduct those taxes from such payment; (ii) timely remit the taxes to the proper taxing authority; and (iii) send evidence of the obligation, together with proof of tax payment, to the other Party on a timely basis following such tax payment. Each Party shall reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this section 7.5.2 (Tax Withholding) are reduced in amount to the fullest extent permitted by Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax, and other similar taxes) in connection with this Agreement.
7.6.
Disputed Invoices. If Biodesix disputes any invoice delivered by Freenome for amounts owed to Freenome by Biodesix, then the Parties shall discuss such dispute in good faith with a view to resolving such dispute within [***] days after the delivery of such invoice, and Biodesix shall have no obligation to pay for the disputed amounts until the dispute has been resolved (provided that, Biodesix shall pay the undisputed portion of such invoice in accordance with this Agreement). If the dispute has been resolved, Freenome shall re-issue the invoice for the correct amount, and Biodesix shall pay such amounts within [***] days of receipt of such re-issued invoice.
7.7.
Records; Audit Rights.
7.7.1
Records. Freenome shall keep complete, true, and accurate books and records in accordance with GAAP in relation to this Agreement in relation to Purchase Price and Purchase Price adjustments under section 7.2 (Purchase Price Adjustment) for at least [***] years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.
7.7.2
Audit Rights. Subject to the other terms of this section 7.7.2 (Audit Rights), during the Term and for a period of [***] years thereafter, at the request of Biodesix, which shall not be made more frequently than [***], upon at least [***] days’ prior written notice from Biodesix, and at the expense of Biodesix, Freenome shall permit an independent, nationally-recognized certified public accountant selected by Biodesix and reasonably acceptable to Freenome (Auditor) to inspect, during regular business hours, the relevant records required to be maintained by Freenome under section 7.7.1 (Records). Biodesix shall only have the right to audit such records relating to any Calendar Year once during the Term. Prior to its inspection, the Auditor shall enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use with respect to the Confidential Information no less restrictive than those set forth in Article 1 (Confidentiality) and limiting the disclosure and use of such information by the Auditor to authorized representatives of the Parties and the purposes germane to section 7.7.1 (Records). Biodesix shall ensure that Auditor shall only disclose to Biodesix the amount of underpayment or overpayment (if any), and the reasons for and methods of calculating such underpayment or overpayment (if any), and not any other Confidential Information of Freenome. Results of any such review shall be binding on both Parties absent manifest error. Biodesix shall treat the results of any Auditor’s review of Freenome’s records as Confidential Information of Freenome subject to the confidentiality terms specified herein. Biodesix shall pay the full cost of the audit unless the overpayment of amounts due by Biodesix due to Freenome’s overcharging is greater than [***], in which case Freenome shall pay the reasonable cost charged by the Auditor for such review. In the event such audit reveals an underpayment by Biodesix, Biodesix shall, within [***] days after receipt of such report from the Auditor, pay the amount of the discrepancy. In the event that such audit reveals an overpayment by Biodesix due to Freenome’s overcharging, Biodesix shall have the right to credit the discrepancy against any future payments owed by Biodesix under this Agreement. This section 7.7.2 (Audit Rights) shall survive any expiration or termination of this Agreement.
Article 8

Representations and Warranties; Covenants
8.1.
Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
8.1.1
it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
8.1.2
the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;
8.1.3
this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
8.1.4
it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

8.1.5
neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to section 306 of the FFDCA or who is the subject of a conviction described in such section. It agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.
8.2.
Representations and Warranties of Freenome. Freenome hereby represents and warrants to Biodesix, as of the Effective Date, that:
8.2.1
Freenome (or its appointed manufacturer, as applicable) is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as well as permissions required, to enable Freenome to perform its obligations under this Agreement;
8.2.2
all Collaboration Product, at the time of delivery to Biodesix’s designated carrier, shall (a) conform to the Specifications; (b) be Manufactured, packaged, handled, and stored in compliance with the requirements of ISO 13485 and all Applicable Laws; (c) have been Manufactured in compliance with the Quality Agreement; (d) be transferred free and clear of any liens, claims, or encumbrances of any kind; (e) have remaining shelf life of at least six (6) months following the date of delivery of such Collaboration Product at the location designated in the applicable Purchase Order and (f) not be adulterated, misbranded, or mislabeled within the meaning of Applicable Laws ((a) through (f) collectively, the “Product Requirements”);
8.2.3
all personnel, employees, and agents of Freenome and its Affiliates and their respective subcontractors who perform services, are and shall continue to be qualified and to have sufficient technical expertise to perform Freenome’s obligations under this Agreement;
8.2.4
Freenome is in compliance in with all Applicable Laws, including all applicable requirements issued or enforced by the Regulatory Authority having authority or jurisdiction over the Collaboration Product or services under this Agreement, including all Applicable Laws administered, issued, or enforced by the applicable Regulatory Authority relating to the sourcing and procurement or the import of the components for the Collaboration Product, and the Facility and controls used for, the Manufacture, processing, packaging, labeling, storage, distribution, and export of Collaboration Product;
8.2.5
as of the Effective Date, neither Freenome nor any of its Affiliates has received written notice of any claims, actions, demands, suits, proceedings, arbitrations, grievances, citations, summonses, subpoenas, inquiries, investigations, judgments or settlements against or owed by Freenome or any such Affiliate of Freenome (Claims), that the Manufacturing of Collaboration Products would infringe intellectual property rights of any Third Party, and no such Claims have been threatened in writing, are pending or ongoing. In the event that Freenome or any of its Affiliates receives written notice of any such Claim, Freenome shall notify Biodesix in writing; and
8.2.6
to Freenome’s knowledge, the Manufacturing of Collaboration Products does not and will not violate, infringe, misappropriate or otherwise conflict or interfere with any intellectual property or proprietary right of any Third Party.

8.3.
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT.
Article 9

Indemnification; Insurance; Limitation of liability
9.1.
Indemnification by Biodesix. Biodesix shall indemnify, defend, and hold harmless Freenome, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (Freenome Indemnitees) from and against any and all Damages incurred in connection with any Third-Party Claim to the extent arising from:
9.1.1
the Development, Manufacture (other than Manufacture by Freenome pursuant to this Supply Agreement), or Commercialization of any Collaboration Tests by Biodesix or its Affiliates;
9.1.2
the gross negligence or willful misconduct of Biodesix or its Affiliates or its or their respective directors, officers, employees, consultants, subcontractors, or agents, in connection with Biodesix’s performance of its obligations under this Agreement; or
9.1.3
any breach by Biodesix of any of its representations, warranties, covenants, obligations or other terms under this Agreement;

except, in either case (9.1.1 and 9.1.2), such Damages against which Freenome has an obligation to indemnify any Biodesix Indemnitee pursuant to section 9.2 (Indemnification by Freenome).

9.2.
Indemnification by Freenome. Freenome shall indemnify, defend and hold harmless Biodesix, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (Biodesix Indemnitees), from and against any and all Damages incurred in connection with any Third-Party Claim to the extent arising from:
9.2.1
the Development, Manufacture, or Commercialization of Collaboration Tests or Collaboration Products by Freenome, its Affiliates, or its (sub)licensees;
9.2.2
the gross negligence or willful misconduct of Freenome or its Affiliates or its or their respective directors, officers, employees, consultants, subcontractors or agents, in connection with Freenome’s or its Affiliates’ performance of its obligations under this Agreement; or
9.2.3
any breach by Freenome of any of its representations, warranties, covenants, obligations or other terms under this Agreement;

except, in either case (9.2.1 and 9.2.2), such Damages against which Biodesix has an obligation to indemnify any Freenome Indemnitee pursuant to section 9.1 (Indemnification by Biodesix).

9.3.
Procedure.
9.3.1
Each Party (Indemnified Party) shall promptly notify the other Party (Indemnifying Party) in writing if it becomes aware of a Third-Party Claim for which indemnification may be sought and shall give such related information as the Indemnifying Party shall reasonably request. To be eligible to be indemnified hereunder, the Indemnified Party shall provide the Indemnifying Party with prompt written notice of the claim giving rise to the indemnification obligation pursuant to this section 9.3 (Procedure) and the exclusive ability to defend (with the reasonable cooperation of the Indemnified Party) or settle any such claim; provided, however, that the Indemnifying Party shall not enter into any settlement for Damages without the Indemnified Party’s written consent, such consent not to be unreasonably withheld. The Indemnified Party has the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. If the Parties cannot agree as to the application of section 9.1 (Indemnification by Biodesix) or section 9.2 (Indemnification by Freenome) to any particular Third-Party Claim, the Parties may conduct separate defenses of such Third-Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with section 9.1 (Indemnification by Biodesix) or section 9.2 (Indemnification by Freenome) above upon resolution of the underlying claim, notwithstanding the provisions of this section 9.3 (Procedure) requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim or suit.
9.3.2
Notwithstanding anything to the contrary in this Agreement or the License Agreement, the indemnification rights and obligations set forth in this Agreement and in the License Agreement shall not result in duplicative recovery. In no event shall either Party recover the same Losses more than once pursuant to the indemnification rights and obligations in this Agreement and the License Agreement, regardless of whether such Losses are claimed under this Agreement, the License Agreement or both.
9.4.
Insurance. During the Term and for a period of [***] years thereafter, each Party shall maintain, at its cost, a program of insurance in such amounts, subject to such deductibles and on such terms and covering such risks as are customary for such Party. Such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this Article 9 (Indemnification; Insurance; Limitation of Liability), or otherwise.
9.5.
LIMITATION OF LIABILITY. NEITHER FREENOME NOR BIODESIX, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, LOST PROFITS OR LOST REVENUES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.5 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 9.1 (INDEMNIFICATION BY BIODESIX) OR 9.2 (INDEMNIFICATION BY FREENOME), AS APPLICABLE, IN CONNECTION WITH ANY THIRD-PARTY CLAIMS; OR (B) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, FRAUD, OR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS AS SET FORTH IN SECTION 11.1.1.

Article 10

Term and Termination
10.1.
Term. This Agreement shall become effective on the Effective Date and shall continue unless terminated or renewed in accordance with this Article 10 (Term and Termination) (Term).
10.2.
Termination for Material Breach. This Agreement may be terminated in its entirety by a Party for the material breach by the other Party of this Agreement; provided, that the breaching Party has not cured such material breach within [***] days after the date of written notice to the breaching Party of such breach, provided that, to the extent such breach is curable, such period will be extended for [***] (Cure Period), which notice shall describe such breach in reasonable detail and shall state the non‑breaching Party’s intention to terminate this Agreement. Any such termination of this Agreement under this section 10.2 (Termination for Material Breach) shall become effective at the end of the Cure Period, unless (a) the breaching Party has cured such breach prior to the expiration of such Cure Period, or (b) there is a good faith diligent effort by the breaching Party to cure such breach, in which case such cure period shall be extended an additional [***] days.
10.3.
Termination for Bankruptcy. If either Party makes a general assignment for the benefit of, or an arrangement or composition generally with, its creditors, appoints or suffers appointment of an examiner or of a receiver, custodian, liquidator, trustee or similar person over all or substantially all of its property, passes a resolution for its winding up, liquidation, dissolution, or reorganization or similar process, or files a petition or commences a proceeding under any bankruptcy or insolvency act or law or has any such petition filed, or proceeding commenced, against it which is not dismissed, discharged, bonded or stayed within [***] days after the filing thereof and seeks to reject or disaffirm this Agreement, (Rejection Event), the other Party may treat this Agreement as terminated by such rejection, effective immediately upon written notice to such first Party.
10.4.
Effects of Termination.
10.4.1
Upon termination of this Agreement for any reason, each Party will deliver to the other, or destroy at the Disclosing Party’s election, all materials, reports and other documents (including copies thereof) in its possession or control containing Confidential Information of the other Party, and each will cease to make use of the other Party’s Confidential Information provided hereunder, except that (i) Biodesix will have no obligation to return or cease to make use of any information that Biodesix has a continuing license to use under this Agreement or the License Agreement and (ii) neither Party will be obligated to return or destroy automatically generated copies stored on system back-up media.
10.4.2
Upon termination of this Agreement or any Purchase Order:
(a)
Freenome shall suspend work at the earliest possible point and, with respect to each terminated Purchase Order, shall (i) perform only those activities mutually agreed upon by Biodesix and Company as being necessary or advisable in connection with the close-out of the relevant Purchase Order, (ii) use commercially reasonable efforts to cancel any Third Party obligations, (iii) promptly deliver to Biodesix all materials ordered by Freenome for Biodesix, all Collaboration Product (including any work in process) after receipt of payment in full by Biodesix of the amount referenced in the next sentence for such materials and Collaboration Product; and
(b)
Biodesix shall, with respect to each terminated Purchase Order, pay Freenome any amount due and owing to Freenome, up to the effective date of termination,

for the activities actually performed, and all expenses reimbursable in a Purchase Order actually incurred, plus any reimbursable commitments made by Freenome in connection with such Purchase Order that are non-cancelable.
10.5.
Surviving Provisions.
10.5.1
Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason, and the termination of the Terminated Agreements, shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which shall survive expiration or termination of this Agreement. Such expiration or termination shall not relieve any Party from obligations that are expressly indicated to survive expiration or termination of this Agreement or the Terminated Agreements. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 10 (Term and Termination) are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity.
10.5.2
Survival. Without limiting the provisions of section 10.5.1 (Accrued Rights; Remedies), the rights and obligations of the Parties set forth in the following sections and Articles of this Agreement shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (to the extent necessary to give effect to the other surviving provisions), subsection 7.7.1 (Records) (for the duration set forth therein), subsection 7.7.2 (Audit Rights) (for the duration set forth therein), section 8.3 (Disclaimer), sections 9.1 (Indemnification by Biodesix) through 9.3 (Procedure), section 9.4 (Insurance) (for the duration set forth therein), section 9.5 (Limitation of Liability), section 10.4 (Effects of Termination), this section 10.5 (Surviving Provisions) and Article 11 (Miscellaneous).
Article 11

Miscellaneous
11.1.
Incorporation of License Agreement Provisions.
11.1.1
“Confidential Information” as such term is defined in the License Agreement, shall be deemed to include information disclosed by a Party to the other Party under this Agreement, subject to the applicable terms of the License Agreement, and Article 7 of the License Agreement will govern the confidentiality obligations of the Parties with respect to such Confidential Information and the activities of the Parties under this Agreement.
11.1.2
Any dispute, controversy, or claim between the Parties that may arise from or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach of this Agreement, or any issue relating to the interpretation, application, enforcement, termination or validity of this Agreement, shall be considered a “Dispute” as such term is defined in the License Agreement, and the procedures set forth in the License Agreement with respect to such Disputes (including the provisions of section 11.6 of the License Agreement) will be the exclusive mechanism for resolving any such Dispute of the Parties under this Agreement.
11.1.3
References to “this Agreement” and similar constructions in Article 7 and section 11.6 of the License Agreement will be deemed to include this Agreement and the transactions contemplated hereby.

11.2.
Severability. If one (1) or more of the terms or provisions of this Agreement is held by an arbitral tribunal or other court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and such term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.
11.3.
Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given:

If to Biodesix:

[***]

with a copy (which shall not constitute notice) to:

[***]

If to Freenome:
[***]

With a copy (which shall not constitute notice) to:

[***]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this section 11.3 (Notices).

11.4.
Force Majeure. A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, a material adverse change in the COVID-19 pandemic or any pandemic occurring after the Effective Date, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather; provided, that the affected Party: (a) promptly notifies the other Party; and (b) shall use commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

11.5.
Assignment. This Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement, without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that either Party may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, without first obtaining the prior written consent of the other Party, to (a) one (1) or more of its Affiliates; or (b) subject to subsection 11.4.2 of the License Agreement, to its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of the License Agreement and of this Agreement. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any purported assignment in violation of this section 11.5 (Assignment) shall be null and void ab initio.
11.6.
Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.
11.7.
Governing Law. This Agreement, shall be governed by, enforced, and construed in accordance with the laws of the State of [***] without reference to any rules of conflict of laws and excluding the United Nations Convention on Contracts for the International Sales of Goods.
11.8.
Entire Agreement. Subject to section 2.1 of the License Agreement, this Agreement, together with the License Agreement and the Surviving Agreement, contains the entire agreement by the Parties with respect to the subject matter hereof and shall supersede any prior express or implied agreements, understandings, and representations, either oral or written, relating to such subject matter hereof, including the Terminated Agreements, and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. In the event of a conflict between the terms of this Agreement and the License Agreement, the applicable terms of this Agreement shall govern with respect to the Manufacture and supply of Collaboration Products, and the License Agreement shall govern with respect to all other terms.
11.9.
Relationship of the Parties. Freenome and Biodesix are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent, or joint venture of the other Party. No Party will incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided therein. Neither Freenome nor Biodesix, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Freenome and Biodesix, respectively, or to bind Freenome and Biodesix, respectively, to any contract, agreement, or undertaking with any Third Party.
11.10.
Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
11.11.
Third Party Beneficiaries. There are no express or implied Third-Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

11.12.
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one (1) and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (Electronic Delivery) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
11.13.
Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
11.14.
Interpretation.
11.14.1
Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties have been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement and shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
11.14.2
Definitions; Interpretation.
(a)
The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)
Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.
(c)
The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(d)
The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.”
(e)
The words “hereof,” “herein,” “hereto”, “hereby”, and “hereunder”, and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)
The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”
(g)
The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.
11.14.3
Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (c) subject to section 11.5 (Assignment), any reference herein to any Person shall be construed to include the Person’s successors and assigns.
11.15.
Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other ministerial, administrative, or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
11.16.
Extension to Affiliates. Subject to sections 7.5.2 (Tax Withholding) and 10.5 (Assignment), Biodesix shall have the right to extend the rights, licenses, immunities, and obligations granted in this Agreement to one (1) or more of its Affiliates, which Affiliate is bound to the terms and conditions of this Agreement (directly, or through Biodesix with authority to bind). All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Biodesix.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this SUPPLY AGREEMENT to be executed by their respective duly authorized officers as of the Effective Date.

Freenome Limited	Biodesix, Inc.
By: /s/ Riley Ennis	By: /s/ Robin Harper Cowie
Name: Riley Ennis	Name: Robin Harper Cowie
Title: Director	Title: Chief Financial Officer

Schedule 1.8

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